09/28/09 1589715-003
$50.00 R #SUCCESS-
021919_2541799720610008441
tid: 1770823

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STATE OF WASHINGTON
SECRETARY OF STATE

APD

This Box For Office Use Only

FILED
SECRETARY OF STATE
SAM REED

SEPTEMBER 28, 2009

STATE OF WASHINGTON

Washington Profit Corporation
See attached detailed instructions

☐ Filing Fee $30.00

☑ Filing Fee with Expedited Service $50.00

UBI Number:

ARTICLES OF AMENDMENT

Chapter 23B.10 RCW

SECTION 1

NAME OF CORPORATION: *(as currently recorded with the Office of the Secretary of State)*

Left Behind Games Inc.

SECTION 2

AMENDMENTS were adopted on this DATE: September 28, 2009

SECTION 3

ARTICLES OF AMENDMENT WERE ADOPTED BY: *(please check one of the following)*

☑ Board of Directors *(shareholder action was not required)*

☐ Duly approved by shareholders in accordance with 23B.10.030 and 23B.10.040 RCW

☐ Incorporators *(shareholder action was not required)*

SECTION 4

AMENDMENTS TO ARTICLES ON FILE: *(if necessary, attach additional information)*

Article IV is herein amended as set forth in Exhibit A attached and fully incorporated herein.

SECTION 5

EFFECTIVE DATE OF ARTICLES OF AMENDMENT: *(please check one of the following)*

☑ Upon filing by the Secretary of State

☐ Specific Date: ________________ *(Specified effective date must be within 90 days AFTER the Articles of Amendment have been filed by the Office of the Secretary of State)*

SECTION 6

SIGNATURE *(see instructions page)*

This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

X [signature]	Troy Lyndon	9/28/09	(951) 634-5457
Signature	Printed Name/Title	Date	Phone Number

EXHIBIT A TO ARTICLES OF AMENDMENT

FOR

Left Behind Games Inc.

"Article IV. Authorized Capital Stock:

FORWARD STOCK SPLIT OF SHARES. Effective 12:01 a.m. on October 10, 2009 (the "Filing Date"), each Two (2) shares of the Corporation's Common Stock, issued and outstanding prior to the Filing Date (the "Old Common Stock") shall be automatically converted and reconstituted into Three (3) outstanding shares of this Corporation's Common Stock (the "Common Stock") without any further action by the holders of such shares of Old Common Stock and whether or not the certificates representing the shares of Old Common Stock are surrendered to this Corporation (the "Stock Split"). The Corporation shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon the Stock Split unless certificates evidencing such shares of Old Common Stock are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. No fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share.

****

CERTIFICATE OF THE DESIGNATIONS, POWERS

PREFERENCES AND RIGHTS

OF THE

SERIES C PREFERRED STOCK

($0.001 PAR VALUE PER SHARE)

Left Behind Games Inc., a Washington corporation (the Corporation"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation"), there hereby is created, out of the

sixty million (60,000,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation authorized in Certificate of Incorporation, as amended (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of ten thousand (10,000) shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

1. Designation and Amount.

This series of Preferred Stock shall be designated "Series C Preferred Stock" and the authorized number of shares constituting such series shall be ten thousand (10,000). The par value of the Series C Preferred Stock shall be $0.001 per share. Shares of the Series C Preferred Stock shall have a stated value of one cent ($0.01) per share (the "Stated Value").

2. Dividends.

The holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends.

3. Preferences on Liquidation.

(a) Subject to the provisions of Section 6 below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to one cent ($0.01) per share.

4. Voting Rights.

Except as otherwise required by law or by the Certificate of Incorporation and except as set forth in Section 6(b) below, the outstanding shares of Series C Preferred Stock shall vote together with the shares of Common Stock of the Corporation as a single class and, regardless of the number of shares of Series C Preferred Stock outstanding, every one (1) share of Series C Preferred Stock outstanding shall have the voting equivalent and power of one million (1,000,000) shares of common stock, par value $0.001 per share.

5. Negative Covenants.

The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series C Preferred Stock against impairment.

6. Ranking; Changes Affecting Series C.

(a) The Series C Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Corporation, and any other class or series of stock of the Company which by its terms shall rank junior to the Series C Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Corporation and any other class or series of stock of the Corporation which by its term shall rank senior to the Series C Preferred Stock.

(b) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series C Preferred Stock, or (ii) amend the provisions of this Section 6; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, as to changes affecting the Series C Preferred Stock.

****

CERTIFICATE OF THE DESIGNATIONS, POWERS

PREFERENCES AND RIGHTS

OF THE

SERIES D CONVERTIBLE PREFERRED STOCK

($0.001 PAR VALUE PER SHARE)

LEFT BEHIND GAMES INC., a Company organized and existing under the Washington Business Corporation Act of the State of Washington (The "Company"),

DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of, and pursuant to the provisions of the Washington Business Corporation Act, there hereby is created out of the 60,000,000 shares of Preferred Stock, par value $0.001 per share, authorized in the Certificate of Incorporation (the "Preferred Stock"), a Series of the Preferred Stock consisting of one thousand (1,000) shares, $0.001 par value per share, to be designated "Series D Convertible Preferred Stock", and to that end the Board adopted a resolution providing for the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Series D Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of the Designations, Powers, Preferences and Rights of the Series D Convertible Preferred Stock ("Certificate of Designation") be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Washington Secretary of State in the form as follows:

1. DESIGNATIONS AND AMOUNT. One Thousand (1,000) shares of the Preferred Stock of the Company, $0.001 par value per share, shall constitute a class of Preferred Stock designated as "Series D Convertible Preferred Stock" (the "Series D Convertible Preferred Stock") with a face value of one dollar ($1.00) per share (the "Face Amount"). After the initial issuance of shares of Series D Convertible Preferred Stock, no additional shares of Series D Convertible Preferred Stock may be issued by the Company except as provided in SECTION 7 hereof.

2. CONVERSION.

(a) CONVERSION AT THE OPTION OF THE HOLDER. Each holder of Series D Stock shall have the right, at such holder's option, at any time or from time to time from and after the day immediately following the date the Series D Stock is first issued, to convert each share of Series D Stock into One Million (1,000,000) fully-paid and non-assessable share of Common Stock, par value $0.001 per share.

(b) MECHANICS OF CONVERSION. In order to effect a Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion (attached hereto) to the Company for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series D Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Company or the transfer agent. The Company shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Company or the transfer agent as provided above, or the Holder notifies the Company or the transfer agent that such certificates have been lost, stolen or destroyed (subject to the requirements of SECTION 11).

"Conversion Date" means the date specified in the Notice of Conversion in the form attached hereto, so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Company before Midnight, Eastern U.S. time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date a Holder faxes or otherwise delivers the Notice of Conversion to the Company.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a Holder of Series D Stock accompanied by a Notice of Conversion (attached hereto), the Company shall, no later than the second business day following the later of (a) the Conversion Date (hereinafter defined) and (b) the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to SECTION 11 (the "Delivery Period"), issue and deliver to the Holder (x) that number of shares of Common Stock issuable upon conversion of such shares of Series D Stock

being converted and (y) a certificate representing the number of shares of Series D Stock not being converted, if any.

(ii) Taxes. The Corporation shall pay any and all taxes and all other reasonable expenses, which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series D Stock.

(iii) No Fractional Shares. If any conversion of Series D Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series D Stock shall be the next higher whole number of shares.

(c) PARTIAL CONVERSION. In the event some but not all of the shares of Series D Stock represented by a certificate(s) surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series D Stock which were not converted.

(d) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Stock, in addition to such other remedies as shall be available to the holder of such Series D Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase, and shall increase, its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(e) NO REISSUANCE OF SERIES D STOCK. In the event any shares of Series D Stock shall be converted pursuant to this SECTION 2 or otherwise reacquired by the Company, the shares so converted or reacquired shall be canceled. The Certificate of Incorporation of the Company may be appropriately amended from time to time to effect the corresponding reduction in the Company's authorized capital stock.

(f) In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series D Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g) The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Company upon conversion of any shares of Series D Stock; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series D Stock in respect of which such shares are being issued.

(h) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable and free from all taxes (except income taxes), liens or charges with respect thereto.

3. NO REDEMPTION. The shares of the Series D Convertible Preferred Stock are not redeemable.

4. RANK. Except as specifically provided below, the Series D Convertible Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution, rank senior to (i) all classes of Common Stock, $0.001 par value per share, of the Company (the "Common Stock") and (ii) any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holder(s) of Series D Convertible Preferred Stock).

5. LIQUIDATION PREFERENCE

Except as otherwise provided by the Washington Business Corporation Act or elsewhere in this certificate, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series D Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

6. DIVIDENDS.

The holders of shares of Series D Convertible Preferred Stock shall not be entitled to receive any dividends.

7. VOTING RIGHTS.

(a) The Holders of the Series D Convertible Preferred Stock have no voting power whatsoever, except as otherwise provided by the Washington Business Corporation Act, in this SECTION 7 and in SECTION 8 below.

To the extent that under the Washington Business Corporation Act the vote of the Holders of the Series D Convertible Preferred Stock, voting separately as a class or series, as

applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series D Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series D Convertible Preferred Stock (except as otherwise may be required under the Washington Business Corporation Act) shall constitute the approval of such action by the class. To the extent that under the Washington Business Corporation Act Holders of the Series D Convertible Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series D Convertible Preferred Stock shall be entitled to one (1) vote.

8. PROTECTION PROVISIONS

So long as any shares of Series D Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Washington Business Corporation Act) of the Holders of at least a majority of the then outstanding shares of Series D Convertible Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series D Convertible Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series D Convertible Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series D Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, "Senior Securities");

(d) create any new class or series of capital stock ranking pari passu with the Series D Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, "Pari Passu Securities");

(e) increase the authorized number of shares of Series D Convertible Preferred Stock;

(f) issue any shares of Series D Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto;

(g) issue any additional shares of Senior Securities; or

(h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series D Convertible Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series D Convertible Preferred Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders of the Series D

Convertible Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders").

9. MERGER, CONSOLIDATION, ETC.

(a) If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company's capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the Company in which in excess of 50 percent of the Company's voting power is transferred (each, a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series D Convertible Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization.

(b) The provisions of this SECTION 9 are in addition to and not in lieu of the provisions of SECTION 6 hereof.

10. NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Convertible Preferred Stock against impairment.

11. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

Vcorp Services, LLC
20 ROBERT PITT DRIVE, SUITE 214
MONSEY, NEW YORK 10952
TELEPHONE: 845-425-0077

FAX#: 845-818-3588

TELECOPIER COVER SHEET

TO:	Division of Corporations	DATE:	September 28, 2009
FAX NO.:	360-664-8781	FROM:	Angela McSharry
ENTITY:	Left Behind Games Inc.	SUBJECT:	EXPEDITED HANDLING

Dear Sir or Madam:

Please file the attached on an **EXPEDITED BASIS**.

Please send all filed documents back to the address above using our FedEx account: 3643-5646-3

Very truly yours,

Angela McSharry

CONFIDENTIAL

THE MATERIAL CONTAINED IN THIS TRANSMISSION IS LEGALLY PRIVILEGED AND CONFIDENTIAL INFORMATION INTENDED ONLY FOR THE USE OF THE INDIVIDUAL OR ENTITY NAMED AS THE RECIPIENT. IF YOU ARE NOT THE INTENDED RECIPIENT, AN EMPLOYEE OR AN AGENT IS RESPONSIBLE TO DELIVER IT TO THE INTENDED RECIPIENT. YOU ARE HEREBY NOTIFIED THAT ANY DISSEMINATION OR DISTRIBUTION OR COPYING OF THIS COMMUNICATION IS STRICTLY PROHIBITED. IF YOU HAVE RECEIVED THIS TRANSMISSION IN ERROR, PLEASE NOTIFY US IMMEDIATELY BY TELEPHONE AND DESTROY THE ORIGINAL TRANSMISSION.